NEWS RELEASE

# OLD REPUBLIC INTERNATIONAL CORPORATION

At Old Republic:

Craig R. Smiddy, President and CEO

At Financial Relations Board:

Analysts/Investors: Joe Calabrese 212/827-3772

## Old Republic Declares Regular 22 Cent Third Quarter Cash Dividend

CHICAGO – August 13, 2021 -- Old Republic International Corporation (NYSE: ORI) today announced its Board of Directors has declared a regular quarterly cash dividend on the common stock of 22 cents per common share. This dividend is payable on September 15, 2021 to shareholders of record on September 1, 2021. Subject to Board approval of each quarter's new rate, the full year's cash dividend will amount to 88 cents per share compared to 84 cents paid in 2020.

The current annualized dividend rate of $0.88 per share marks the 40th consecutive year that Old Republic has boosted this rate, and 2021 becomes the 80th year of uninterrupted regular cash dividend payments.

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation's 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America's largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity coverages has devolved to a run-off operating mode in recent years. Old Republic's general insurance business ranks among the nation's 50 largest, while its title insurance operations are the third largest in its industry.

The nature of Old Republic's business requires that it be managed for the long run. Its consistent and reliable cash dividend policy reflects this long-term orientation. The current annualized dividend rate of $0.88 per share marks the 40th consecutive year that Old Republic has boosted this rate, and 2021 becomes the 80th year of uninterrupted regular cash dividend payments. Here's a summary of recent years' total book and market returns, which includes the addition and reinvestment of cash dividend payments, in comparison with the financial performance of three selected indices similarly developed.

| | ORI | | Selected Indices' Compounded Total Annual Returns | | |
|---|---|---|---|---|---|
| | Annual Book Value Compounded Total Return | Annual Market Value Compounded Total Return | Nominal Gross Domestic Product | S & P 500 Index | S & P P&C Insurance Index |
| Ten Years 2001 – 2010 | 8.0% | 1.9% | 3.9% | 1.4% | 1.0% |
| Ten Years 2011 – 2020 | 8.8% | 9.9% | 3.3% | 13.9% | 14.3% |
| Twenty Years 2001 – 2020 | 8.4% | 5.8% | 3.6% | 7.5% | 7.4% |
| First Six Months 2020 – only | 0.6% | -25.4% | -10.2% | -3.1% | -13.5% |
| First Six Months 2021 – only | 11.0% | 35.8% | 5.1%* | 15.2% | 8.9% |

*Estimated

For Old Republic's latest news releases and other corporate documents:
Please visit us at www.oldrepublic.com

Alternatively, please write or call: Investor Relations
Old Republic International Corporation
307 North Michigan Avenue, Chicago, IL 60601
(312) 346-8100